Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended May 31, 2009

National Lending Metrics (Managed Basis)

(dollars in thousands)

U.S. Card Metrics	May 2009
Net Principal Charge-Offs	$516,739
Average Loans Held for Investment	$65,876,377
Annualized Net Charge-Off Rate	9.41	%(1)
30 Days + Delinquencies	$3,209,712
Period-end Loans Held for Investment	$65,563,147
30 Days + Delinquency Rate	4.90%

Auto Finance Metrics
Net Principal Charge-Offs	$61,263
Average Loans Held for Investment	$20,282,166
Annualized Net Charge-Off Rate	3.62%
30 Days + Delinquencies	$1,727,898
Period-end Loans Held for Investment	$20,125,459
30 Days + Delinquency Rate	8.59%

International Metrics
Net Principal Charge-Offs	$66,685
Average Loans Held for Investment	$8,187,860
Annualized Net Charge-Off Rate	9.77%
30 Days + Delinquencies	$595,024
Period-end Loans Held for Investment	$8,891,417
30 Days + Delinquency Rate	6.69%

(1)	A change in bankruptcy processing resulted in an improvement in the U.S. Card charge-off rate that is reflected in the May results. The impact was approximately 50 basis points. While our internal guidelines require bankrupt accounts to be charged off within 30 days, our practice had been to charge off customer accounts within 2 to 3 days of receiving notification of bankruptcy. Due in part to an increase in the volume of bankruptcies, we have extended our processing window to improve the efficiency and accuracy of bankruptcy-related charge-off recognition. The new process remains within Capital One’s internal guidelines, as well as FFIEC guidelines that bankrupt accounts must be charged-off within 60 days of notification.

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.